UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2023

Tilray Brands, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38594	82-4310622
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)
265 Talbot Street West,
Leamington, ON		N8H 5L4
(Address of Principal Executive Offices,		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (844) 845-7291
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading	Name of each exchange on which registered
Symbol(s)
Common Stock, $0.0001 par	TLRY
value per share		The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01             Entry into a Material Definitive Agreement.

Credit Agreement

On June 30, 2023, Four Twenty Corporation (the “Borrower”), a wholly owned subsidiary of Tilray Brands, Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”), together with certain of the Company’s wholly domestic owned subsidiaries (the “Guarantors”), a syndicate of lending institutions from time to time party thereto (the “Lenders”), and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”).  Pursuant to the Credit Agreement, the Guarantors have guaranteed the obligations of the Borrower under the Credit Agreement.

The Credit Agreement provides for a total aggregate principal amount of $75 million, consisting of term loans in an aggregate principal amount of $70.0 million (the “Term Loans”) and revolving loan commitments (the “Revolving Loan Commitments”) in an aggregate principal amount of $5.0 million (including revolving loans, swingline loans and letters of credit) to provide revolving loans (the “Revolving Loans” and together with the Term Loans, the “Loans”).  The Loans bear interest at a rate per annum equal to, at the Borrower’s option, either (a) an “applicable rate” (as described below) plus the one or three month forward-looking SOFR term rate (subject to a 0.00% floor) administered by CME Group Benchmark Administration Limited (the “SOFR term rate”), or (b) an “applicable rate” plus a base rate (subject to a 0.00% floor) determined by reference to the highest of (1) the Federal Funds Rate (as defined in the Credit Agreement) plus 0.50%, (2) Bank of America’s “prime rate” and (3) the SOFR term rate plus 1.00%.  With respect to any Loans whose interest is determined by reference to the SOFR term rate, the “applicable rate” is equal to (a) 1.75% per annum when the Borrower’s consolidated leverage ratio (as defined in the Credit Agreement) is less than or equal to 2.50:1.00, (b) 2.00% per annum when the Borrower’s consolidated leverage ratio is greater than 2.50:1.00 but less than or equal to 3.00:1.00, (c) 2.25% per annum when the Borrower’s consolidated leverage ratio is greater than 3.00:1.00 but less than or equal to 3.50:1.00, and (d) 2.50% per annum when the Borrower’s consolidated leverage ratio is greater than 3.50:1.00.  With respect to any Loans whose interest is determined by reference to the “base rate”, the “applicable rate” is equal to (a) 0.75% per annum when the Borrower’s consolidated leverage ratio is less than or equal to 2.50:1.00, (b) 1.00% per annum when the Borrower’s consolidated leverage ratio is greater than 2.50:1.00 but less than or equal to 3.00:1.00, (c) 1.25% per annum when the Borrower’s consolidated leverage ratio is greater than 3.00:1.00 but less than or equal to 3.50:1.00, and (d) 1.50% per annum when the Borrower’s consolidated leverage ratio is greater than 3.50:1.00.

The Borrower is required to pay a commitment fee on the unused portion of the Revolving Loan Commitments in an amount equal to the daily unused portion of the Revolving Loan Commitments times (a) 0.30% per annum when the Borrower’s consolidated leverage ratio is less than or equal to 2.50:1.00, (b) 0.35% per annum when the Borrower’s consolidated leverage ratio is greater than 2.50:1.00 but less than or equal to 3.00:1.00, (c) 0.40% per annum when the Borrower’s consolidated leverage ratio is greater than 3.00:1.00 but less than or equal to 3.50:1.00, and (d) 0.45% per annum when the Borrower’s consolidated leverage ratio is greater than 3.50:1.00.

The Loans mature on June 30, 2028 (the “Maturity Date”).  The Borrower must make quarterly repayments of the principal of outstanding Term Loans, commencing on September 30, 2023, in an amount equal to (a) $875,000 beginning on September 30, 2023 through June 30, 2024, (b) $1,312,500 beginning on September 30, 2024 through June 30, 2026, and (c) $1,750,000 beginning on September 30, 2024 until the Maturity Date.

The Borrower may voluntarily prepay, subject to certain minimum amounts and conditions, the Loans at any time without premium or penalty. The Borrower must prepay a portion of the outstanding Loans in connection with certain sales of assets, incurrences of indebtedness or casualty events.

The Credit Agreement is secured by a first lien on substantially all of the assets of the Borrower and the Guarantors.  Under the Credit Agreement, the Borrower is required to maintain, as of the end of each fiscal quarter, a consolidated fixed charge coverage ratio (as defined in the Credit Agreement) of not less than 1.25:1.00 and a consolidated leverage ratio (as defined in the Credit Agreement) of not greater than 4.25:1.00 through the fiscal quarter ended May 31, 2024, stepping down 4:00 to 1:00 for the fiscal quarters ended August 31, 2024 through May 31, 2025, and then to 3.75:1.00 for the fiscal quarter ended August 31, 2025 and for fiscal quarters thereafter. Additionally, the Credit Agreement contains other customary terms, including (a) representations, warranties and affirmative covenants, (b) negative covenants, including limitations on indebtedness, liens, mergers, acquisitions, asset sales, distributions and investments, in each case subject to certain baskets, thresholds and other exceptions, and (c) customary events of default and creditors’ remedies, including that, upon an Event of Default (as defined in the Credit Agreement) that occurs and is continuing, the Administrative Agent may, or the Lenders holding a majority of the sum of the outstanding principal amount of loans and unused commitments may cause the Administrative Agent to, declare all outstanding borrowings immediately due and payable (such acceleration of all outstanding borrowings being automatic in the case of an Event of Default as a result of certain bankruptcy events). Additionally, the availability of certain baskets and the ability to enter into certain transactions are subject to compliance with certain financial ratios.

On June 30, 2023, the Borrower borrowed $70.0 million of Term Loans and $5.0 million of Revolving Loans under the Credit Agreement to repay in full all outstanding obligations under and terminate that certain Credit Agreement, dated as of December 8, 2020, by and among the Borrower, the guarantors named therein, Bank of Montreal, as agent, and a syndicate of lenders (as amended, the “Existing Credit Agreement”), which was scheduled to mature on December 8, 2023.  The Existing Credit Agreement provided for up to $100.0 million of term loans and up to $20.0 million of revolving loans, of which an aggregate principal amount of $65 million in term loans and $15 million in revolving loans were outstanding as of June 30, 2023.  The loans under the Existing Credit Agreement bore interest at either (a) an “applicable margin” (as described below) plus LIBOR (subject to a 0.00% floor), or (b) an “applicable margin” plus a base rate (subject to a 0.00% floor) determined by reference to the highest of (1) the Federal Funds Rate plus 0.50% per annum, (2) Bank of Montreal’s “prime rate” and (3) the London interbank offered rate for deposits in dollars for the applicable interest period (subject to a 0.00% LIBOR floor) plus 1.00%.  With respect to any loans under the Existing Credit Agreement whose interest was determined by reference to the “LIBOR rate”, the “applicable margin” was equal to 2.00% per annum, 2.25% per annum, 2.50% per annum or 2.75% per annum depending on the Borrower’s consolidated leverage ratio (as defined in the Existing Credit Agreement).  With respect to any loans under the Existing Credit Agreement whose interest was determined by reference to the “base rate”, the “applicable margin” was equal to 1.00% per annum, 1.25% per annum, 1.50% per annum or 1.75% per annum depending on the Borrower’s consolidated leverage ratio.

The Company did not incur any early termination penalties in connection with the repayment of its obligations under, or the termination of, the Existing Credit Agreement.  The Existing Credit Agreement was secured by a first lien on substantially all of the assets of the Borrower and the guarantors thereunder, and, upon the termination of the Existing Credit Agreement, all security interests granted to the secured parties thereunder were terminated and released.

The Company used the net proceeds from the Term Loans and Revolving Loans borrowed on June 30, 2023, to repay outstanding obligations under the Existing Credit Agreement.

The foregoing description of the Credit Agreement is only a summary and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Parent Guaranty and Parent Pledge

On June 30, 2023, in connection with execution of the Credit Agreement, the Company (i) entered into a Continuing Guaranty (the “Parent Guaranty”) in favor of the Administrative Agent pursuant to which the Company guaranteed the obligations of the Borrower and the Guarantors under the Credit Agreement (ii) entered into a Pledge Agreement (the “Parent Pledge”) with the Administrative Agent pursuant to which the Company granted to the Administrative Agent, for the benefit of the Lenders, a first lien security interest in all of the equity interests of the Borrower and Tilray Holdco M as collateral for the Credit Agreement and the Parent Guaranty.

1974568 Ontario Limited Acknowledgment

On June 27, 2023, in connection with the existing Amended and Restated Credit Agreement (the “ARCA”), dated as of November 28, 2022, by and between Bank of Montreal and 1974568 Ontario Limited, a wholly owned subsidiary of the Company, the parties entered into an Acknowledgment (the “Acknowledgment”) providing for mutually agreed adjustment of certain periodic covenant compliance terms under the ARCA.

The foregoing description of the Acknowledgment is only a summary and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 1.02             Termination of a Material Definitive Agreement.

The information included in Item 1.01 with respect to the repayment in full of all of the outstanding obligations under, and the termination of, the Existing Credit Agreement is incorporated by reference in this Item 1.02.

Item 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 with respect to the Credit Agreement, the Parent Guaranty and the Parent Pledge is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
10.1*+	Credit Agreement, dated June 30, 2023, by and among Four Twenty Corporation, Bank of America, N.A. and the other parties thereto
10.2*+	Acknowledgment, dated June 27, 2023, by and between 1974568 Ontario Limited and Bank of Montreal
104	Cover Page Interactive Data File (formatted in Inline XBRL document).

* Pursuant to Item 601(b)(10)(iv) of Regulation S-K, portions of this exhibit have been omitted because the Company customarily and actually treats the omitted portions as private or confidential, and such portions are not material and would likely cause competitive harm to the Company if publicly disclosed. The Company will supplementally provide a copy of an unredacted copy of this exhibit to the U.S. Securities and Exchange Commission or its staff upon request.

+ Pursuant to Item 601(a)(5) of Regulation S-K, schedules and similar attachments to this exhibit have been omitted because they do not contain information material to an investment or voting decision and such information is not otherwise disclosed in such exhibit. The Company will supplementally provide a copy of any omitted schedule or similar attachment to the U.S. Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Tilray Brands, Inc.
Date: June 30, 2023
By: /s/ Mitchell Gendel
Name: Mitchell Gendel
Title: Global General Counsel